April 14, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Global Technologies, Ltd. Registration Statement on Form S-3


Dear Sir/Madam:

     As counsel to Global Technologies, Ltd., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-3, as amended (the "Registration Statement"), which was initially filed with the Securities and Exchange Commission on or about March 17, 2000, of 1,850,232 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), which includes, without limitation, shares to be issued upon the conversion of the Series C Convertible Preferred Stock and exercise of the certain warrants of the Company (as more fully set forth in the Registration Statement).

     We have examined the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, and related consents of and minutes of action taken by the Board of Directors of the Company, and such other documents and corporate records relating to the Company and the issuance and sale of the shares, Series C Convertible Preferred Stock and warrants as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that:

     1. The Shares currently issued and outstanding are validly issued, fully paid and non-assessable; and

     2. The remaining Shares, when issued and paid for upon due conversion of the Series C Convertible Preferred Stock or due exercise of the warrants in accordance with the terms of the Series C Convertible Preferred Stock or warrants, as the case may be, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 of the Registration Statement.

                                 Very truly yours,

                                 /s/ Mesirov Gelman Jaffe Cramer & Jamieson, LLP
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